EXHIBIT 99.1

Press Release

Date:	October 7, 2008	Contact:	Richard J. Harris
For Release:	Immediately	Telephone:	(441) 292-3645
ENSTAR GROUP LIMITED ANNOUNCES PROPOSED ACQUISITION
     Hamilton, Bermuda — October 7, 2008 —Enstar Group Limited (“Enstar”) (Nasdaq:ESGR) today announced that its wholly-owned subsidiary, Royston Run-Off Limited, had entered into a definitive agreement for the purchase of Unionamerica Holdings Limited from St. Paul Fire and Marine Insurance Company, an affiliate of The Travelers Companies, Inc. (“Travelers”), for a purchase price of $343.4 million. In connection with the proposed transaction, Royston Run-Off Limited has entered into a Term Facilities Agreement with National Australia Bank Limited for a $184.6 million loan to be made at the closing of the acquisition.
     Unionamerica Holdings Limited is comprised of the discontinued operations of Travelers’ UK-based London Market business, which were placed into run-off between 1992 and 2003.
     The purchase price of $343.4 million is expected to be financed approximately 54% through the bank loan; approximately 14% from J.C. Flowers II L.P. (the “Flowers Fund”); and approximately 32% from available cash on hand. The Flowers Fund is a private investment fund for which JCF Associates II L.P. is the general partner and J.C. Flowers & Co. LLC is the investment advisor. JCF Associates II L.P. and J.C. Flowers & Co. LLC are controlled by J. Christopher Flowers, a director and one of Enstar’s largest shareholders. In addition, John J. Oros, a director and Enstar’s Executive Chairman, is a Managing Director of J.C. Flowers & Co. LLC.
     Completion of the transaction is conditioned on, among other things, completion of the bank financing, approval by the UK’s Financial Services Authority and satisfaction of various customary closing conditions. The transaction is expected to close in the fourth quarter of 2008.
     Enstar, a Bermuda company, acquires and manages insurance and reinsurance companies in run-off and provides management, consultancy and other services to the insurance and reinsurance industry.
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     This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include statements regarding the intent, belief or current expectations of Enstar and its management team. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors. In particular, Enstar may not be able to complete the proposed transaction on the terms summarized above or other acceptable terms, or at all, due to a number of factors, including but not limited to the failure to obtain governmental and regulatory approvals or to satisfy other closing conditions. Other important risk factors regarding Enstar may be found under the heading “Risk Factors” in Enstar’s Form 10-K for the year ended December 31, 2007 and Form 10-Q for the period ended June 30, 2008, and are incorporated herein by reference. Furthermore, Enstar undertakes no obligation to update any written or oral forward-looking statements or publicly announce any updates or revisions to any of the forward-looking statements contained herein, to reflect any change in its expectations with regard thereto or any change in events, conditions, circumstances or assumptions underlying such statements, except as required by law.